EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101627 on Form S-8 of our report dated March 30, 2005, relating to the consolidated financial statements of Center Financial Corporation and of our report on internal control over financial reporting dated March 30, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Center Financial Corporation for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 30, 2005